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                     [LETTERHEAD OF DORSEY & WHITNEY LLP]

                                                                     EXHIBIT 5.1
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Conseco Finance Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

Conseco Finance Securitizations Corp.
300 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

         Re:      Registration Statement on Form S-3
                  Conseco Finance Home Equity Loan Trust 2002-A
                  File No.  333-48222 and 333-48222-01

Ladies and Gentlemen:

         We have acted as counsel to Conseco Finance Corp., a Delaware corporation (the "Company") and Conseco Finance Securitizations Corp., a Minnesota corporation (the "Seller") in connection with the registration under the Securities Act of 1933, as amended, of $4,000,000,000 of Asset-Backed Loans (the "Loans") to be issued by Certificates for Home Improvement and Home Equity Loans from time to time, the related preparation and filing of the Registration Statements on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") (File Nos. 333-92313 and 333-92313-01; 333-48222
and 333-49222-01) (together, the "Registration Statement"), and the preparation of a Prospectus Supplement dated January 31, 2002, and the related Prospectus dated January 31, 2002 (together, the "Prospectus") relating to the offer and sale by the Company of $588,000,000 (approximate) aggregate principal amount of Loan-Backed Certificates (the "Certificates") to be issued by Conseco Finance Home Equity Loan Trust 2002-A (the "Trust"). The corpus of the Trust will consist of the Loans, the related Collateral Security and certain other property. The Trust was established pursuant to a Pooling and Servicing Agreement dated as of January 1, 2002 (the "Pooling and Servicing Agreement"), among the Company, as Originator and Servicer, the Seller

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                              DORSEY & WHITNEY LLP

Conseco Finance Corp.
Conseco Finance Securitizations Corp.
May 21, 2002
Page 2

and U.S. Bank National Association, as Trustee. The Certificates are to be issued pursuant to the Pooling and Servicing Agreement. The Loans are described in the Prospectus forming part of the Registration Statement.

         We have examined the Registration Statement, the Prospectus, the Pooling and Servicing Agreement, and such other related documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

         1. The Pooling and Servicing Agreement has been duly authorized by the Board of Directors of the Company and duly executed and delivered by the Company and constitute valid and binding obligations of the Company.

         2. When the Certificates have been duly executed and delivered in accordance with the terms of the Pooling and Servicing Agreement, they will be legally and validly issued, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement.

         3. When the Certificates have been duly executed and delivered by the Trustee, authenticated by the Trustee, and delivered and paid for pursuant to the Underwriting Agreement, the Certificates will have been duly issued and will constitute valid and binding obligations of the Trust.

         The opinions set forth above are subject to the following qualifications and exceptions:

                  (a) Our opinion in paragraphs 1 and 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

                  (b) Our opinion in paragraphs 1 and 3 above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                  (c) Minnesota Statutes [sec] 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of

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                              DORSEY & WHITNEY LLP

Conseco Finance Corp.
Conseco Finance Securitizations Corp.
May 21, 2002
Page 3

         any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

         Our opinions expressed above are limited to the laws of the State of Minnesota and the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated:  May 21, 2002
                                               Very truly yours,

                                               /s/ Dorsey & Whitney LLP

MER